EXHIBIT 99.1

For Immediate Release
Company Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries Files Form 10-Q for Period Ending March 31, 2006
Discusses Operational and Financial Results for the Quarter

Dallas, Texas, June 29, 2006 -- Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced today that it has filed its Quarterly Report on Form 10-Q for the period ended March 31, 2006 with the Securities and Exchange Commission (“SEC”). As previously reported, the company was granted continued listing of its common stock on The Nasdaq Stock Market subject to compliance with certain conditions, the last of which was filing the Form 10-Q on or before June 30, 2006.

The company believes it has successfully met all of the Nasdaq Listing Qualifications Panel’s requirements and is now awaiting confirmation from Nasdaq that it is in full compliance with all requirements for continued listing.

According to Chairman and CEO Stoney M. (“Mit”) Stubbs, Jr., “These past few months have been especially difficult for our employees, customers and shareholders. Now, with the investigation behind us and a new management team in place, we will focus on wrapping up 2006 with a more solid performance.”

For the three months ended March 31, 2006, total revenue increased 6.8%, to $126.1 million from $118.0 million for the same quarter of 2005. First quarter 2006 total revenue included fuel surcharges of $17.0 million, as compared to $10.8 million for the same quarter of 2005.

Freight revenue increased 6.7%, to $123.6 million for the first quarter, 2006, as compared to $115.9 million during the comparable period of 2005. Freight revenue from truckload linehaul services decreased 4.3%, to $62.3 million, as compared to $65.1 million during the first quarter of 2005. This decrease is primarily attributed to lower truckload freight volumes on relatively flat per mile truckload revenue as the company continues to experience a shift towards its higher margin offerings such as less-than truckload (“LTL”) linehaul services and dedicated fleet services. First quarter 2006 revenue from LTL linehaul services increased 13.7% to $32.4 million from $28.5 million during the same quarter of 2005, due to improved shipment and hundredweight volumes as well as general LTL rate increases.

Included in 2006’s first quarter freight revenue was $1.7 million associated with transportation services and trailer rentals from the continued efforts to assist disaster relief activities caused by Hurricanes Katrina and Rita. The company had no such hurricane-relief-related revenue during the comparable quarter of 2005.

Income from operations decreased 41.2% during the first quarter of 2006 to $3.3 million, from $5.6 million during the same quarter of 2005. First quarter operating 2006 expenses include $1.25 million for professional fees and other expenses related to an Audit Committee investigation regarding certain billing and other operational matters. The company also said that second quarter 2006 expenses related to the investigation, which was completed in May, will be approximately $1 million.

Income before income tax decreased from $3.6 million to $1.9 million between the three-month periods ended March 31, 2005 and 2006. The company’s effective tax rate changed to 46.0% during the first three months of 2006 as compared to 39.2% during the same period of 2005 due to non-taxable investment income during 2005 that is not presently expected to affect 2006 results.

Net income decreased from $3.3 million to $1.9 million, and earnings per diluted share decreased from $.18, as expected, from $.10 between the three month periods ended March 31, 2005 and 2006.

Chairman and CEO Stoney M. Stubbs, Jr. further commented, “Our March 31, 2006 balance sheet is healthy with a cash position of $8.4 million, which is five times that of March 31, 2005. We carry no long-term debt, and cash flow provided by operations for the first quarter 2006 has increased by 6.9% over the first quarter of 2005. As the summer heats up and our new management team starts to make positive changes, we expect solid performance in the near-term.”

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, and into Mexico. The refrigerated trucking company is the only one serving this market that is full-service - providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net.

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management’s control and that may have a bearing on operating results are demand for the company’s services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
For the Three Months Ended March 31,
(In thousands, except per-share amounts)
(Unaudited)

	Three Months
	2006	2005
Revenue
Freight revenue	$123,598	$115,872
Non-freight revenue	2,470	2,157
	126,068	118,029
Costs and expenses
Salaries, wages and related expenses	33,978	30,626
Purchased transportation	28,316	29,566
Fuel	20,818	16,719
Supplies and expenses	15,432	15,166
Revenue equipment rent	7,956	6,450
Depreciation	5,183	6,047
Communications and utilities	1,086	1,026
Claims and insurance	3,995	3,437
Operating taxes and licenses	1,301	1,176
Gains on sale of equipment	(634)	(1,157)
Miscellaneous operating expenses	2,678	1,188
	120,109	110,244
Non-freight costs and operating expenses	2,647	2,152
	122,756	112,396
Income from operations	3,312	5,633

Interest and other (income) expense	(272)	192

Income before income tax	3,584	5,441
Income tax provision	1,649	2,134
Net income	$1,935	$3,307

Net income per share of common stock
Basic	$0.11	$0.19
Diluted	$0.10	$0.18

Weighted average shares outstanding
Basic	17,986	17,656
Diluted	18,896	18,724

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Operating Statistics
Three Months Ended March 31,

	Three Months
Freight revenue from [a]:	2006	2005
Full-truckload linehaul services	$62.3	$65.1
Dedicated Fleets	6.0	5.4
Total full-truckload	68.3	70.5
Less-than-truckload (“LTL”) services	32.4	28.5
Fuel surcharges	17.0	10.8
Freight brokerage	2.9	4.8
Equipment rental	3.0	1.3
Total freight revenue	123.6	115.9
Freight operating expenses	120.1	110.2
Income from freight operations	$3.5	$5.7
Freight operating ratio [b]	97.2%	95.1%

Total full-truckload revenue	$68.3	$70.5
LTL revenue	32.4	28.5
Total linehaul and dedicated fleet revenue	$100.7	$99.0
Weekly average trucks in service	2,301	2,290
Revenue per truck per week [c]	$3,404	$3,362
Statistical and revenue data [d]:
Full-truckload total linehaul miles [e]	47.1	48.4
Full-truckload loaded miles [e]	42.7	43.5
Full-truckload empty mile ratio [f]	9.3%	10.1%
Full-truckload linehaul revenue per total mile	$1.32	$1.35
Full-truckload linehaul revenue per loaded mile	$1.46	$1.50
Full-truckload linehaul shipments [g]	44.3	46.1
Full-truckload loaded miles per shipment	964	944
LTL hundredweight [g]	2,100	1,983
LTL linehaul revenue per hundredweight	$15.43	$14.37

Tractors in service as of March 31	2,304	2,236
Trailers in service as of March 31	4,180	3,952
Non-driver employees as of March 31	1,018	1,036

Notes:
a)	Revenue and expense amounts are stated in millions of dollars. The totals presented in the table may not agree to the amounts shown in the accompanying statement of income due to rounding.
b)	Freight operating expenses divided by total freight revenue.
c)	Total linehaul and dedicated fleet revenue divided by number of weeks in period divided by average trucks in service.
d)
The year-to-date and quarterly data presented in the table for the third quarters of 2005 and 2004 reflect changes in the manner in which data regarding the numbers of miles, shipments and hundredweight is tabulated.  Accordingly, the addition of the quarterly data presented in the table to the year-to-date data reported in previous reports will not necessarily agree with the year-to-date data reported in this table.

e)	In millions.
f)	One minus the quotient of full-truckload loaded miles divided by full-truckload total linehaul miles.
g)	In thousands.